EX-99.1

SHOE CARNIVAL REPORTS THIRD QUARTER FISCAL 2019 RESULTS

Reports Record Quarterly Diluted Earnings Per Share

Reports Comparable Store Sales Increase of 3.5 Percent

Raises Fiscal 2019 Net Sales and Earnings Outlook

FOR IMMEDIATE RELEASE

Evansville, Indiana, November 21, 2019 - Shoe Carnival, Inc. (Nasdaq: SCVL) (“the Company”), a leading retailer of moderately priced footwear and accessories, today reported results for the third quarter and nine months ended November 2, 2019.

Third Quarter Highlights

•	Net sales increased 2.0 percent to $274.6 million compared to the third quarter last year

•	Record earnings per diluted share of $0.94, a 23.7 percent increase over prior year quarter, surpassing the previous record of $0.91 achieved in the first quarter of this fiscal year

•	Comparable store sales increased 3.5 percent

•	Repurchased 521,800 shares of common stock at a total cost of $16.9 million

•	Cash and cash equivalents were $33.7 million with no outstanding debt as of November 2, 2019

Cliff Sifford, Shoe Carnival’s Vice Chairman and Chief Executive Officer commented, “We are very pleased with our broad-based strength across all product categories, geographies and sales channels in the third quarter. Our record earnings were fueled by solid comparable store sales growth throughout the quarter, including our seventeenth consecutive positive comparable store sales for the month of August.  This demonstrates that Shoe Carnival remains a destination for back-to-school family footwear.  Our customer-centric organization and fun, engaging shopping environment continues to resonate with consumers and gives us confidence in our raised outlook for fiscal 2019.  Going forward, we believe our strong foundation, combined with the recent addition of new customer-data driven resources, positions us well for sustainable, profitable growth for many years to come.”

Third Quarter Financial Results

The Company reported net sales of $274.6 million for the third quarter of fiscal 2019, a 2.0 percent increase compared to net sales of $269.2 million for the third quarter of fiscal 2018.  Comparable store sales increased 3.5 percent for the third quarter of fiscal 2019.

Gross profit margin for the third quarter of fiscal 2019 increased 0.7 percent to 30.9 percent compared to 30.2 percent in the third quarter of fiscal 2018.  Merchandise margin increased 0.5 percent and buying, distribution and occupancy expenses decreased 0.2 percent as a percentage of net sales compared to the third quarter of fiscal 2018.

Selling, general and administrative expenses for the third quarter of fiscal 2019 increased $1.4 million to $66.6 million. As a percentage of net sales, these expenses remained flat at 24.3 percent compared to the third quarter of fiscal 2018.

Net income for the third quarter of fiscal 2019 was $13.7 million, or $0.94 per diluted share. For the third quarter of fiscal 2018, the Company reported net income of $12.0 million, or $0.76 per diluted share.

Nine Month Financial Results

Net sales for the first nine months of fiscal 2019 increased $1.7 million to $796.7 million compared to the first nine months of fiscal 2018.  Comparable store sales increased 1.6 percent for the first nine months of fiscal 2019.

Net income for the first nine months of fiscal 2019 were $39.4 million, or $2.66 per diluted share, compared to net income of $36.8 million, or $2.36 per diluted share, in the first nine months of fiscal 2018. Included in the first nine months of fiscal 2019 was a tax benefit in connection with the vesting of equity-based compensation of approximately $1.9 million, or $0.13 per diluted share, that was recorded in the first quarter of this fiscal year.  The gross profit margin for the first nine months of fiscal 2019 was 30.4 percent compared to 30.5 percent in the same period last year. Selling, general and administrative expenses for the first nine months decreased $1.5 million to $192.5 million. As a percentage of net sales, these expenses decreased to 24.2 percent compared to 24.4 percent in the first nine months of fiscal 2018.

Store Openings and Closings

The Company opened its one new store for the fiscal year in the third quarter of fiscal 2019 and closed one store for a total of five store closures during the fiscal year compared to opening three stores and closing 14 stores during fiscal 2018.

Expected store openings and closings by quarter for the fiscal year are as follows:

	New Stores	Store Closings
First quarter 2019	0	2
Second quarter 2019	0	2
Third quarter 2019	1	1
Fourth quarter 2019	0	0
Fiscal year 2019	1	5

The new store opened during the third quarter was located in:

City	Market	Total Stores in the Market
Jeffersonville, IN	Louisville, KY	8

Fiscal 2019 Outlook

The Company is raising its annual outlook based on its results year-to-date and its outlook for the remainder of the fiscal year.  The Company now expects annual diluted earnings per share of $2.85 to $2.89 compared to its previous guidance of $2.77 to $2.83.  This compares to diluted earnings per share of $2.45 in the prior fiscal year. Total net sales for the fiscal year 2019 are now expected to be in the range of $1.033 billion to $1.036 billion and the Company is reiterating its annual comparable store sales guidance of a low single-digit increase.

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the third quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional investors and analysts.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national name brands.  As of November 21, 2019, the Company operates 393 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

Cliff Sifford

Vice Chairman and Chief Executive Officer, or

W. Kerry Jackson

Senior Executive Vice President, Chief Financial and Administrative Officer and Treasurer

7500 East Columbia Street

Evansville, IN 47715

www.shoecarnival.com

(812) 867-6471

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States in which our stores are located and the impact of the ongoing economic crisis in Puerto Rico on sales at, and cash flows of, our stores located in Puerto Rico; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; our ability to successfully navigate the increasing use of online retailers for fashion purchases and the impact on traffic and transactions in our physical stores; our ability to attract customers to our e-commerce website and to successfully grow our e-commerce sales; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cyber-security breach; our ability to manage our third-party vendor relationships; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; our ability to meet our labor needs while controlling costs; and future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net sales	$274,645	$269,181	$796,676	$794,992
Cost of sales (including buying, distribution and occupancy costs)	189,911	187,963	554,707	552,666
Gross profit	84,734	81,218	241,969	242,326
Selling, general and administrative expenses	66,584	65,202	192,537	194,063
Operating income	18,150	16,016	49,432	48,263
Interest income	(163)	(273)	(580)	(392)
Interest expense	34	37	155	113
Income before income taxes	18,279	16,252	49,857	48,542
Income tax expense	4,553	4,206	10,426	11,766
Net income	$13,726	$12,046	$39,431	$36,776
Net income per share:
Basic	$0.95	$0.80	$2.71	$2.40
Diluted	$0.94	$0.76	$2.66	$2.36
Weighted average shares:
Basic	14,404	15,071	14,544	15,282
Diluted	14,556	15,812	14,826	15,544

Cash dividends declared per share	$0.085	$0.080	$0.250	$0.235

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	November 2,	February 2,	November 3,
	2019	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$33,707	$67,021	$39,699
Accounts receivable	2,470	1,219	2,322
Merchandise inventories	298,002	257,539	300,510
Other	10,868	11,534	11,762
Total Current Assets	345,047	337,313	354,293
Property and equipment – net	69,147	70,605	74,471
Deferred income taxes	7,678	9,622	8,866
Other noncurrent assets	3,692	459	389
Operating lease right-of-use assets	222,148	0	0
Total Assets	$647,712	$417,999	$438,019

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$66,089	$48,715	$56,270
Accrued and other liabilities	22,052	22,069	28,094
Current portion of operating lease liabilities	42,481	0	0
Total Current Liabilities	130,622	70,784	84,364
Long-term portion of operating lease liabilities	202,138	0	0
Deferred lease incentives	0	22,171	23,478
Accrued rent	0	8,436	8,808
Deferred compensation	13,220	12,108	11,811
Other	984	67	806
Total Liabilities	346,964	113,566	129,267
Total Shareholders’ Equity	300,748	304,433	308,752
Total Liabilities and Shareholders’ Equity	$647,712	$417,999	$438,019

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended
	November 2, 2019	November 3, 2018
Cash Flows From Operating Activities
Net income	$39,431	$36,776
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,652	16,551
Stock-based compensation	5,207	7,604
Loss/(gain) on retirement and impairment of assets, net	767	(1,412)
Deferred income taxes	1,944	(684)
Non-cash operating lease expense	30,932	0
Lease incentives	0	298
Other	1,111	(6,882)
Changes in operating assets and liabilities:
Accounts receivable	(1,251)	4,218
Merchandise inventories	(40,463)	(40,010)
Operating lease liabilities	(34,306)	0
Accounts payable and accrued liabilities	17,173	23,330
Other	(5,165)	(2,009)
Net cash provided by operating activities	28,032	37,780

Cash Flows From Investing Activities
Purchases of property and equipment	(15,081)	(5,021)
Other	8	1,489
Net cash used in investing activities	(15,073)	(3,532)

Cash Flow From Financing Activities
Borrowings under line of credit	20,000	0
Payments on line of credit	(20,000)	0
Proceeds from issuance of stock	148	148
Dividends paid	(4,466)	(3,593)
Purchase of common stock for treasury	(30,915)	(39,046)
Shares surrendered by employees to pay taxes on restricted stock	(11,040)	(312)
Net cash used in financing activities	(46,273)	(42,803)
Net decrease in cash and cash equivalents	(33,314)	(8,555)
Cash and cash equivalents at beginning of period	67,021	48,254
Cash and cash equivalents at end of period	$33,707	$39,699